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Exhibit A-1

Aggregate Amount of ScottishPower/PacifiCorp Securities
Issued Since October 1, 2001 and Outstanding As of the
End of the Reporting Period

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


Type of Security                            GBP                        USD


Ordinary Shares, including                  See Above                  See Above
   options and warrants

Preferred stock                             None                       None

Bank debt                                   See Above                  See Above

Commercial paper                            None                       $176,583,000

Bond issues - straight                      None                       $800,000,000

Bond issues - convertible                   None                       None

Guarantees                                  None                       None

Total                                                                  $976,583,000
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